Exhibit 99.1
Vail Resorts Contacts:
Investor Relations: Jack McCarthy, InvestorRelations@vailresorts.com
Media: Sara Olson, News@vailresorts.com
Vail Resorts Announces Board of Directors Transitions
BROOMFIELD, Colo., Sept. 29, 2025 – Vail Resorts, Inc. (NYSE: MTN) announced today that Board of Directors members John Sorte and John Redmond have informed the Company that they will not stand for reelection at the end of their current terms, which conclude on the date of the Company’s 2025 Annual Meeting of Stockholders.
Mr. Sorte has served on the Board since 1993 and Mr. Redmond has served since 2008. Across their tenures, both have provided invaluable insight and guidance that have helped Vail Resorts grow from a regional operator into the world’s largest mountain resort company. Messrs. Sorte and Redmond’s contributions have been instrumental in shaping and delivering the Company’s mission to create the Experience of a Lifetime for our employees, so they, in turn, can create the Experience of a Lifetime for our guests.
“We are grateful to John Sorte and John Redmond for their decades of service on our Board of Directors,” said Rob Katz, Chairperson and Chief Executive Officer of Vail Resorts. “From the launch of the Epic Pass to strategic acquisitions in North America and our expansion into Europe and Australia, their efforts, experience and leadership have directly supported Vail Resorts as we grew into the company we are today. We wish them both the very best.”
“Serving on Vail Resorts’ Board for over three decades has been an incredible experience,” said Mr. Sorte. “What started as a strategic vision to make skiing and riding more accessible to all has led to our global expansion from a small local player to the world’s premier mountain resort company. I look forward to following the Company’s successes for years to come.”
“It has been a pleasure to be part of Vail Resorts’ expansion since joining the Board in 2008,” said Mr. Redmond. “I have been incredibly impressed by the Company’s ability to consistently deliver exceptional guest experiences. Vail Resorts is well positioned to continue setting the industry standard long into the future.”
At the conclusion of Mr. Sorte’s and Mr. Redmond’s terms, the Board will comprise nine Directors, eight of whom are independent. As part of its ongoing commitment to Board refreshment, the Board regularly reviews its membership to ensure it reflects the right mix of skills and expertise to support the Company’s strategy and drive long-term sustainable shareholder value.
Neither Mr. Sorte’s nor Mr. Redmond’s decision not to seek reelection was due to any disagreement with the Company on any matter relating to operations, policies, or practices.

About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts is a network of the best destination and close-to-home ski resorts in the world including Vail Mountain, Breckenridge, Park City Mountain, Whistler Blackcomb, Stowe, and 32 additional resorts across North America; Andermatt-Sedrun and Crans-Montana Mountain Resort in Switzerland; and Perisher, Hotham, and Falls Creek in Australia. We are passionate about providing an Experience of a Lifetime to our team members and guests, and our EpicPromise is to reach a zero net operating footprint by 2030, support our employees and communities, and broaden engagement in our sport. Our company owns and/or manages a collection of elegant hotels under the RockResorts brand, a portfolio of vacation rentals, condominiums and branded hotels located in close proximity to our mountain destinations, as well as the Grand Teton Lodge Company in Jackson Hole, Wyo. Vail Resorts Retail operates more than 250 retail and rental locations across North America. Learn more about our company at www.VailResorts.com, or discover our resorts and pass options at www.EpicPass.com.